EXHIBIT 4.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE.

SECURED CONVERTIBLE PROMISSORY NOTE

$450,000.00	November 20, 2018

FOR VALUE RECEIVED, ICTV BRANDS INC., a Nevada corporation (“Borrower”) promises to pay to KELVIN and ROBIN JAN CLANEY (together, the “Lender”), or to order, at such place as Lender may direct in writing, the principal sum of Four Hundred Fifty Thousand Dollars ($450,000.00) together with interest thereon at the rate of ten percent (10%) per annum.

Borrower covenants and agrees that promptly upon receipt of the proceeds of this Note, Borrower will (i) use approximately $98,673.42 of such proceeds to repay in full Borrower’s current indebtedness to Amazon Capital Services, Inc. (“Amazon”) and cause to terminate the existing UCC-1 Financing Statement securing such current indebtedness to Amazon, (ii) upon termination of Amazon’s existing UCC-1 Financing Statement, seek replacement financing in the amount of at least $100,000 with any related collateral pledge to be junior to that of Lender, and (iii) upon obtaining such replacement financing, repay $100,000.00 of this Note amount plus accrued interest on such amount. If Borrower is not able to obtain such replacement financing by December 29, 2018, Borrower shall commence monthly payments to Lender in the amount of $15,000.00 beginning on December 29, 2018, and on the 29th day of each month thereafter (or, in the case of February 2019, on 28th day of such month) through March 29, 2019.

Principal payments in the total amount of $200,000.00 (including principal payments made pursuant to the preceding paragraph), plus accrued interest on such amount shall be due and payable on or before April 1, 2019. Additional principal payments in the total amount of $50,000.00, plus accrued interest on such amount, shall be due and payable on or before June 30, 2019. The entire remaining principal balance, plus accrued interest, shall be due and payable in full twelve (12) months from the date hereof. This Note may be prepaid in whole or in part at any time without penalty, and such prepayment shall be accompanied by the interest accrued on the amount so prepaid.

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If any date on which a payment is due as described herein shall not be a Business Day (as defined below), such payment shall be made on the next succeeding Business Day to occur after such date. The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law or executive order to close.

Notwithstanding the foregoing, should Borrower obtain a cash infusion of $1,000,000 or more, whether from debt, equity or a sale of assets, this Note shall become due and payable in full upon written notice from Lender.

At any time on or before repayment in full of this Note, Lender shall have the option, in his sole and absolute discretion, from time to time and at any time, to convert all or any portion of the principal amount of this Note into duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Borrower (“Common Stock”) at a per share conversion price equal to the average closing price of the Borrower’s Common Stock over the ten trading days prior to the date of this Note. In order to exercise the conversion option granted hereby, the Lender shall give written notice to the Borrower stating the principal amount the Lender wishes to convert. Upon receipt of such a notice, the Borrower shall promptly deliver to the Lender a certificate for the appropriate number of shares of Common Stock registered in the name of the Lender or the Lender’s designee.

The indebtedness evidenced by this Note is secured by a Security Agreement of even date herewith between the Borrower and the Lender.

All payments shall be applied to the unpaid principal balance; provided, however, in the event of a default hereunder, payments shall be applied first to any interest, costs or expenses that Lender may incur in exercising its rights hereunder, including attorneys’ fees and costs, as Lender may determine.

If any payment due under this Note is not paid within thirty (30) days of its due date, this Note shall be in default. While in default, the principal of this Note shall bear interest at eighteen percent (18%) per annum. In the event of a default, Borrower agrees to pay all costs of collection including all court costs, other legal expenses, and reasonable attorneys’ fees incurred in consultation or in conjunction with judicial, administrative or arbitration proceedings, including both trial and appellate proceedings.

Anything herein to the contrary notwithstanding, the maximum amount of charges, fees, or other payments which may be deemed to be interest to be paid by Borrower shall not exceed the maximum rate permitted by applicable law for any interest payment period. All sums in excess of those lawfully collectible as interest for that period shall be applied to the reduction of principal without further agreement or notice. Lender and Borrower have agreed that such sums shall be accepted as a penalty-free prepayment of principal, unless Lender at any time elects by notice in writing to waive or limit collection of any sums in excess of those lawfully collectible as interest rather than accept those sums as prepayment of principal. Upon demand for payment, any unlawful interest on the payment shall be returned.

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Demand, presentment, notice of dishonor, protest and extension of time of payment are hereby expressly waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers and endorsers, and shall be binding upon them and their personal representatives, successors and assigns.

The rights and obligations of the parties hereunder and the enforceability hereto shall be construed under and governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, this Note has been duly executed and delivered on the date set forth above.

ICTV BRANDS INC.

By:	/s/ Ernest P. Kollias, Jr.
Ernest P. Kollias, Jr., CFO

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